EXECUTIVE ENGAGEMENT AGREEMENT

THIS AGREEMENT, made effective the 24th day of April, 2011, by and between ARCIS RESOURCES CORPORATION, having its principal office at 4320 Eagle Point parkway, Suite A, Birmingham, AL 35242 (the “Company”), and ROBERT J. FANELLA (“Executive”)

WHEREAS:

A.	The Company is a publicly traded company engaged in fuel trading and providing industrial services from offices in Alabama and Florida.

B.
The Company desires that Executive serve as the Chief Financial Officer of the Company and provide general business assistance for financial analysis, operating practices, forecasting and financing activities.

C.
Executive has experience and expertise in financial analysis, operating practices, forecasting and financing activities, and is willing to provide such services to the Company on the terms set forth herein.

NOW THEREFORE, it is agreed:

1.	NOVATION

This agreement replaces the letter agreement between the parties dated March 24, 2011.  All cash amounts payable pursuant to the March 24 agreement shall be paid in full by the Company immediate upon the closing of any pending financing transaction.  Executive waives any claim to a grant of common stock pursuant to the March 24 agreement.

2.	ENGAGEMENT

The Company hereby engages Executive to serve as the Chief Financial Officer of the Company.  The Executive shall not be required to relocate from Illinois.  During the Term (as defined below) of this Agreement, Executive shall provide the following services to the Company:

a.    Review, analyze and assist in the preparation of the Company’s financial statements.
b.    Certify and execute as CFO the Company’s 10-K and 10-Q filings.
c.    Review, analyze and assist in the preparation of the Company’s financial projections.
d.    Plan and implement a controls environment throughout the Company’s subsidiaries.
e.    Assist in the development of overall Company goals and objectives
f.    Provide general business  advice, including but not limited to:
•	Financials
•	Forecasting and budgeting
•	Financing
•	Cost Structure
•	Capital Structure

g.   Any other services typically performed by a Chief Financial Officer for companies of similar size, development and similar industry.

3.	TERM

The “Term” of this Agreement shall commence as of the date first above written and continue for nine (9) months from the date first above written.  Notwithstanding anything stated herein to the contrary, this Agreement may be terminated by either party upon three weeks prior written notice to the other.  The Company’s Board of Directors may, however, at any time remove the Executive from his position as Chief Financial Officer and otherwise limit his responsibilities, which shall not be deemed a termination of the agreement.

4.             COMPENSATION

Executive shall receive a fee of $5,000 per month, prorated for any partial month, in the Term of this Agreement.  The parties agree that the monthly fee is based on the assumption that the Executive will devote approximately 20 hours per month to services hereunder.  In the event that the Executive performs services upon request of the Company or that are otherwise necessary which significantly exceeds 20 hours per month, the parties will discuss appropriate compensation.

Executive shall also receive a grant of 100,000 shares of the Company’s common stock.  20,000 of the shares shall be deemed earned upon the execution of this agreement.  10,000 shall be deemed earned on the 24th of each month in the Term.  If, however, the Company terminates the agreement without Cause prior to completion of the nine month Term, any portion of the 100,000 shares not earned shall be deemed earned on the effective date of the termination.  “Cause” shall consist of willful misconduct intended to injure the Company or a reckless disregard for the Executive’s obligations to the Company which create a risk of injury to the Company.  Certificates for earned shares shall be issued from time to time, but no less often than quarterly.

5.             EXPENSES

Executive shall be reimbursed for normal and necessary business expenses incurred in connection with Executive’s provision of services hereunder, upon delivery of appropriate receipts to the Company’s executive offices.

6.             MISCELLANEOUS

A.           No Violations

The execution, delivery and performance by either party of this Agreement, and the consummation by either party of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which either party is subject, (ii) violate any order, judgment or decree applicable to either party, (iii) conflict with or result in a breach or default under any term or condition of the corporate charter or bylaws of either party, or (iv) violate or result in a breach or default of  any term or condition of any contract or agreement with any third party.

B.           Governing Law

The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the State of Illinois applicable to contracts made and to be performed in Illinois.

C.           Arbitration

In the event of a dispute between arising hereunder or in connection with the services provided hereunder, the parties shall submit the dispute to the American Arbitration Association for resolution under the Expedited Commercial Arbitration Rules by a panel of one arbitrator.   The party prevailing in the arbitration shall be entitled to reimbursement by the other party of legal fees incurred and, if the losing party initiated the arbitration in its locality, plane fare expended to attend the arbitration.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ARCIS RESOURCES CORPORATION

By:	/s/ Kenneth A. Flatt, Jr.
Kenneth A. Flatt, Jr.
Chief Executive Officer

/s/ Robert J. Fanella
ROBERT J. FANELLA